                                                                    EXHIBIT 10.1

                                AMENDMENT TO THE
                                BIOGEN IDEC INC.
                            2003 OMNIBUS EQUITY PLAN

            The Biogen Idec Inc. 2003 Omnibus Equity Plan (the "Plan") is hereby amended in accordance with its terms as follows:

1. The first paragraph of Section 4 of the Plan is hereby amended by adding the following sentence to the end of such paragraph:

      "The Committee may, in its discretion and to the extent permitted under applicable law and the requirements of any securities exchange upon which the securities of the Company trade, delegate to an officer or officers of the Company the ability to make Awards under the Plan, subject to such restrictions and limitations as the Committee may specify in the resolution authorizing such delegation."

2. Except as set forth in this Amendment, the Plan shall remain in full force and effect.